Exhibit 10.9

AMENDED AND RESTATED

EMPLOYEE TRANSFER AGREEMENT

BY AND AMONG

CHESAPEAKE ENERGY CORPORATION,

CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C.,

CHESAPEAKE MIDSTREAM GP, L.L.C.,

AND

CHESAPEAKE MLP OPERATING, L.L.C.

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

Section 1.1	Definitions	2

ARTICLE II
TRANSFER OF EMPLOYEES TO THE GENERAL PARTNER

Section 2.1	Selection of Employees and Offer of Employment	5

ARTICLE III
COMPENSATION

Section 3.1	Compensation Generally	6

ARTICLE IV
EMPLOYEE BENEFITS

Section 4.1	Employee Benefits Generally	7
Section 4.2	Equity Incentive Compensation	8
Section 4.3	Savings Plans	9
Section 4.4	Welfare Benefits	10

ARTICLE V
TERMINATION

Section 5.1	Termination	11
Section 5.2	Effect of Termination	11

ARTICLE VI
MISCELLANEOUS

Section 6.1	Accuracy of Recitals	12
Section 6.2	Choice of Law	12
Section 6.3	Notices	12
Section 6.4	Further Assurances	14
Section 6.5	Entire Agreement	14
Section 6.6	No Recourse	14
Section 6.7	Effect of Waiver or Consent	15
Section 6.8	Amendment or Modification; Release of COI	15
Section 6.9	Counterparts	15
Section 6.10	Severability	15
Section 6.11	Force Majeure	15
Section 6.12	Interpretation	16
Section 6.13	Titles and Headings	16
Section 6.14	Binding Effect	16
Section 6.15	Time of the Essence	16
Section 6.16	Delay or Partial Exercise Not Waiver	16

i

Section 6.17	Withholding or Granting of Consent	16
Section 6.18	Laws and Regulations	17
Section 6.19	Third Party Beneficiaries	17
Section 6.20	No Recourse Against Officers or Directors	17
Section 6.21	Signatories Duly Authorized	17
Section 6.22	Role of the Company From and After the Effective Time	17

ii

AMENDED AND RESTATED

EMPLOYEE TRANSFER AGREEMENT

This Amended and Restated Employee Transfer Agreement (the “Agreement”), effective as of the Effective Time (as defined below) is entered into by and among Chesapeake Midstream Management, L.L.C., a Delaware limited liability company (“Chesapeake Management”), Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake”), Chesapeake Midstream GP, L.L.C., a Delaware limited liability company (the “General Partner”), for the limited purpose described in Section 6.22, Chesapeake MLP Operating, L.L.C., formerly known as Chesapeake Midstream Partners, L.L.C., a Delaware limited liability company (the “Company”), and, for the limited purpose described in Section 6.8, Chesapeake Operating, Inc., an Oklahoma corporation (“COI”). Each of the foregoing is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties (other than the General Partner) and COI previously entered into an Employee Transfer Agreement effective as of September 30, 2009, as amended on January 1, 2010 (the “Original Agreement”), pursuant to which Chesapeake Management agreed to transfer to the Company certain employees necessary to operate, manage and maintain the Company’s assets, including gathering pipelines, compressors, treating facilities, transportation pipelines or related equipment or assets;

WHEREAS, the Parties desire to amend and restate the Original Agreement, include the General Partner as a Party to this Agreement, and release COI and the Company from any future obligations under the Original Agreement, on the terms and conditions set forth herein;

WHEREAS, effective immediately prior to the closing of the initial public offering of the common units of Chesapeake Midstream Partners, L.P. (the “MLP” and such time, the “Effective Time”), the Company will become a wholly-owned subsidiary of the MLP and the MLP’s business and operations will thereafter be conducted and managed by the General Partner;

WHEREAS, the Parties desire that the Company’s rights and obligations under this Agreement be transferred to and assumed by the General Partner from and after the Effective Time;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Chesapeake Management, Chesapeake, the General Partner, for the limited purpose described in Section 6.22, the Company and, for the limited purpose described in Section 6.8, COI hereby agree as follows, effective as of the Effective Time:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below:

“Affected Party” has the meaning set forth in Section 6.11.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Benefit Plans” means each employee benefit plan, as defined in Section 3(3) of ERISA, and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any Seconded Employee (or to any dependent or beneficiary thereof), including, without limitation, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, deferred compensation, profit sharing, holiday, cafeteria, medical, disability or other employee benefit plan, program, policy, agreement or arrangement sponsored, maintained, or contributed to by Chesapeake or any of its ERISA Affiliates, or under which Chesapeake or any ERISA Affiliate may have any obligation or liability, whether actual or contingent, in respect of or for the benefit of any Seconded Employee (but excluding workers compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Business” means the business of MLP as described in the Registration Statement on Form S-1 (File No. 333-164905).

“Chesapeake” has the meaning set forth in the preamble.

“Chesapeake Equity Incentive Plans” means the Chesapeake Energy Corporation Amended and Restated Long Term Incentive Plan, the Chesapeake Energy Corporation 2003 Stock Incentive Plan and/or such other equity incentive compensation plan(s) as have been or may be adopted by Chesapeake.

“Chesapeake Management” has the meaning set forth in the preamble.

“Chesapeake Savings Plan” means the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan.

“COBRA Coverage” means continuation of health coverage required pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“COI” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“CMV” means Chesapeake Midstream Ventures, L.L.C., a Delaware limited liability company.

“Dispute Mechanism” has the meaning set forth in Section 4.2(b).

“Effective Time” has the meaning set forth in the recitals.

“Employee” means an employee of Chesapeake Management who is, on the relevant day, either (i) actively at work or (ii) not actively at work but not classified as a terminated employee (including without limitation, on vacation, holiday, sick leave or other approved leave of absence with the right of reinstatement). Notwithstanding the foregoing, the term “Employee” shall not include any individual who is on an inactive employee status leave or on long-term disability leave, unless such individual’s absence is designated as covered by FMLA or USERRA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be treated as a single employer with Chesapeake under Sections 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“Force Majeure” has the meaning set forth in Section 6.11.

“General Partner” has the meaning set forth in the preamble.

“General Partner Plans” has the meaning set forth in Section 4.1(b).

“General Partner Savings Plan” has the meaning set forth in Section 4.3(a).

“Geographic Relocation” means that the location of an alternative employment position offered to a Seconded Employee by the General Partner would require, if the alternative position were accepted, an increase in travel of fifty (50) miles or more each way from the Seconded Employee’s then current place of residence to the location of the new job compared to the distance the Seconded Employee travels from his or her then current residence to the location of his or her then current job with Chesapeake Management.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“IRS” has the meaning set forth in Section 4.3(a).

“Laws” means all laws, common laws, Orders, statutes, codes, regulations, ordinances, rules, policies or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any Indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, or absolute, contingent or otherwise.

“MLP” has the meaning set forth in the recitals.

“MLP Group” shall mean the MLP and its Subsidiaries.

“Multiemployer Plan” means a multiemployer plan, as such term is defined in sections 3(37) of ERISA.

“New Group Health Plan” has the meaning set forth in Section 4.4(b).

“New Welfare Plans” has the meaning set forth in Section 4.4(b).

“Offer Date” has the meaning set forth in Section 2.1(a).

“Old Group Health Plans” has the meaning set forth in Section 4.4(b).

“Old Welfare Plans” has the meaning set forth in Section 4.4(b).

“Orders” means any judgments, orders, writs, injunctions, decisions, rulings, decrees or awards of any Governmental Authority.

“Original Agreement” has the meaning set forth in the recitals.

“Party” and “Parties” have the meanings set forth in the preamble.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, limited partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Post Transfer Vesting” has the meaning set forth in Section 4.2(b).

“Removed Employee” means a Seconded Employee whose secondment has been terminated pursuant to the Secondment Agreement.

“Savings Plan Transfer Date” has the meaning set forth in Section 4.3(a).

“Seconded Employee” means each employee who is seconded to the General Partner pursuant to the Secondment Agreement.

“Secondment Agreement” means the Amended and Restated Employee Secondment Agreement among the Parties attached hereto as Exhibit 1.

“Services Agreement” means the Amended and Restated Services Agreement, effective as of the Effective Time of the initial public offering of the common units of the MLP, by and among Chesapeake Midstream Management, L.L.C., Chesapeake Operating, Inc., Chesapeake Midstream GP, L.L.C., Chesapeake Midstream Partners, L.P., and Chesapeake MLP Operating, L.L.C.

“Subsidiary” of any Person (the “Subject Person”) means any Person, whether incorporated or unincorporated, of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the Subject Person or by one or more of its respective Subsidiaries.

“Transaction Documents” has the meaning set forth in the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the date hereof, as such agreement is in effect on such date.

“Transfer Date” means the date on which a Seconded Employee’s employment with Chesapeake Management ends and the Seconded Employee becomes solely an employee of the General Partner. No provision of this Agreement shall be construed as precluding or prohibiting different Transfer Dates with respect to Seconded Employees’ commencement of employment with the General Partner.

“Transferred Employee” means each Seconded Employee who accepts the General Partner’s offer of employment.

“USERRA” means the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

“Welfare Benefit Plans” means “welfare plans” as defined in Section 3(1) of ERISA.

ARTICLE II

TRANSFER OF EMPLOYEES TO THE GENERAL PARTNER

Section 2.1 Selection of Employees and Offer of Employment.

(a) No later than thirty (30) days prior to the Transfer Date, or such later date as shall be mutually agreed by Chesapeake Management and the General Partner (the “Offer Date”), the General Partner may provide an offer of employment to those Seconded Employees (other than Removed Employees) whom it desires to hire, such offer to become effective on the applicable Transfer Date. Each such offer shall include base salary or hourly base wages, as applicable, that shall not be less than that paid to the offered Seconded Employee immediately prior to the Transfer Date and other compensation and benefits that, in the aggregate, are substantially comparable to those provided to such Seconded Employee or in which he was eligible to participate immediately prior to the Transfer Date. Chesapeake Management shall, immediately prior to the Transfer Date, terminate the employment of all Transferred Employees and shall cooperate with and use their commercially reasonable efforts to assist the General Partner in its efforts to secure satisfactory employment arrangements with such Seconded Employees to whom the General Partner makes an offer. Effective as of the Transfer Date, Chesapeake Management shall take such actions as are necessary to cause the active participation of each Transferred Employee under the Benefit Plans to cease.

(b) Subject to Section 2.1, the General Partner will not, and will use reasonable efforts to cause its officers, directors, employees, agents and representatives not to, discuss potential employment with or hire any employee of Chesapeake Management or any Affiliate of Chesapeake Management (other than CMV, the General Partner, the MLP and their Subsidiaries), other than a Seconded Employee, without the prior consent of Chesapeake Management or its Affiliate that employs such employee. Chesapeake Management will not, and will use reasonable efforts to cause its officers, directors, employees, agents and representatives not to, at any time, discuss continued employment following the proposed Transfer Date with any Seconded Employee provided an offer in accordance with Section 2.1(a) or hire any Transferred Employees without the prior written consent of the General Partner. Notwithstanding the foregoing, neither Chesapeake Management nor any of its Affiliates (other than CMV, the General Partner, the MLP and their Subsidiaries) will hire a Seconded Employee who does not become a Transferred Employee because the Seconded Employee failed to accept a satisfactory offer under Section 2.1 (other than one requiring a Geographic Relocation) until more than nine (9) months after such rejection occurs.

ARTICLE III

COMPENSATION

Section 3.1 Compensation Generally.

(a) Subject to the provisions of Sections 2.1(a), 3.1(b) and 3.1(c) and Article IV of this Agreement, for a period of not less than twelve (12) months after the Transfer Date, the General Partner shall maintain base salary or hourly base wages, as applicable, for each of the Transferred Employees that shall not be less than that paid to such Transferred Employee immediately prior to the Transfer Date and other compensation and benefits for such Transferred Employee that, in the aggregate, are substantially comparable to those in effect immediately prior to the Transfer Date. However, nothing in this Agreement shall confer upon any Transferred Employee any right to continued employment with the General Partner, the MLP or its Subsidiaries, nor shall anything herein interfere with the right of the General Partner to relocate or terminate the employment of any of the Transferred Employees at any time after the Transfer Date or to withdraw an offer provided in accordance with Section 2.1(a) prior to the applicable Transfer Date.

(b) Subject to the General Partner’s reimbursement obligations under the Secondment Agreement and Section 4.2(b), Chesapeake Management shall retain all obligations and liability for wages, salary, overtime pay, bonuses, incentive pay, other cash compensation and employee benefits of the Seconded Employees attributable to periods before the Transfer Date. Effective as of the Transfer Date, the General Partner shall assume and be solely responsible for (a) all accrued but unused vacation (including carry-over vacation) and sick leave entitlements, if applicable, of Transferred Employees attributable to periods before the Transfer Date and (b) all wages, salary, overtime pay, bonuses, incentive pay, vacation pay, sick pay, other cash compensation and employee benefits of Transferred Employees attributable to the period beginning on the Transfer Date.

(c) The General Partner shall, for a period of not less than twelve (12) months following the Transfer Date, maintain a severance policy or program covering Transferred Employees who are involuntarily terminated by the General Partner without cause as part of a reduction in force. The terms, conditions and benefit levels of such policy or program shall be determined by the General Partner in its sole discretion; provided, however, that to the extent that service is a factor in determining eligibility for and calculating the amount of benefits under such policy or program, the service taken into account by the General Partner shall include service to the General Partner and service to Chesapeake Management and its Affiliates and predecessor entities to the extent recognized under the Benefit Plans.

ARTICLE IV

EMPLOYEE BENEFITS

Section 4.1 Employee Benefits Generally.

(a) Neither the employment transfers of Transferred Employees nor any of the other actions contemplated by this Agreement shall cause CMV, the General Partner, the MLP or any of their Subsidiaries to become a participating employer in any Benefit Plan. Subject to the General Partner’s reimbursement obligations under the Secondment Agreement, Chesapeake Management and its Affiliates (other than CMV, the General Partner, the MLP and their Subsidiaries) shall remain solely responsible for all obligations and Liabilities arising under the express terms of the Benefit Plans, and none of CMV, the General Partner, the MLP or any of their Subsidiaries shall assume any Benefit Plan or have any obligations or Liabilities arising under the express terms of the Benefit Plans, in each case except for cost reimbursement pursuant to the Secondment Agreement and as specifically provided in Section 4.3 below.

(b) From and after the Transfer Date, the General Partner shall adopt and maintain such compensation arrangements and employee benefit plans, programs, policies and arrangements as shall be determined by the General Partner or its Subsidiaries from time to time in the General Partner’s sole discretion (the “General Partner Plans”). Pursuant to the Services Agreement, Chesapeake Management shall provide the General Partner with certain transition assistance to enable the General Partner to develop, implement and administer its compensation and benefit plans and programs.

(c) With respect to each General Partner Plan, the General Partner shall, subject to applicable Law, grant to the Transferred Employees eligible to participate in such General Partner Plan credit for the past service Chesapeake Management and its Affiliates and predecessor entities recognized under a similar Benefit Plan for the following: (i) vesting and eligibility purposes under any General Partner Plans in which they are or may become eligible to participate (except with respect to any equity-based plan(s)) and (ii) determining the duration and amount of their benefits under any sick pay, vacation or paid time off or severance policy maintained by the General Partner in which they are or may become eligible to participate.

(d) Without limiting the rights of the Parties under any other provision of this Agreement, Chesapeake Management may terminate any or all of its obligations under this Agreement, upon prior written notice of not less than ninety (90) days to the General Partner, if, and only if, Chesapeake Management or any of its Affiliates ceases to own and control, directly or indirectly, any equity interests or voting power of CMV; provided, however, that such termination shall not affect or relieve any obligations of any acquirer of or successor to Chesapeake Management’s or its Affiliates’ assets, business, interests or voting power (whether by contract, operation of law or otherwise), and Chesapeake Management shall require any such successor to assume and agree to perform the obligations of Chesapeake Management under this Agreement.

Section 4.2 Equity Incentive Compensation.

(a) With respect to any restricted stock awards granted to Transferred Employees under the Chesapeake Equity Incentive Plans prior to the Transfer Date, Chesapeake Management shall take such actions as may be necessary to permit each Transferred Employee who has an outstanding restricted stock award under such Chesapeake Equity Incentive Plans as of the Transfer Date to continue to vest in any such awards that are not fully vested as of the Transfer Date based on service to the General Partner, the MLP or any of their Subsidiaries. Further, with respect to any options granted to Transferred Employees under the Chesapeake Equity Incentive Plans prior to the Transfer Date, Chesapeake Management shall take such actions as may be necessary to permit each Transferred Employee to continue to exercise such options in accordance with the agreements governing such options notwithstanding his or her transfer of employment to the General Partner, the MLP or any of their Subsidiaries as of the Transfer Date; provided, however, that such transfer of employment shall not be treated as a termination of employment for purposes of applying the provisions of option agreements and the Chesapeake Equity Incentive Plans regarding exercises following a termination of employment, and such provisions shall be applied with all references to a termination of employment with Chesapeake Management and its Affiliates replaced with references to a termination of employment with the General Partner, the MLP and their Subsidiaries; provided, however, that no such option shall be exercisable beyond the earlier of the expiration of its original term or 10 years from the date of grant. Notwithstanding the foregoing, Chesapeake and its Affiliates (other than CMV, the General Partner, the MLP and their Subsidiaries) shall remain solely responsible for administering the Chesapeake Equity Incentive Plans and all restricted stock awards, stock options and other equity-based awards subject to the Chesapeake Equity Incentive Plans including, without limitation, all tax withholding and reporting obligations under applicable Laws, provided, that the General Partner shall provide Chesapeake notice of any Transferred Employee’s termination of employment with the General Partner, the MLP and its Subsidiaries after the Transfer Date.

(b) Notwithstanding anything to the contrary herein, to the extent that any restricted stock awards granted to Transferred Employees under the Chesapeake Equity Incentive Plans prior to the Transfer Date vest on or following the Transfer Date in accordance with the provisions of Section 4.2(a) while the Transferred Employee is employed by the General Partner, the MLP or one of its Subsidiaries (such vesting, “Post Transfer Vesting”), the General Partner shall reimburse Chesapeake for the costs and expenses associated with such vesting, calculated as set forth in this Section 4.2(b). The costs and expense calculated with respect to the vesting of each share restricted stock shall be equal to the lesser of (i) the per share closing trading price of Chesapeake’s common stock on the date of grant or (ii) the per share closing trading price of Chesapeake’s common stock on the date of vesting, in each case, as listed by the New York Stock Exchange provided that, if the date of grant or date of vesting, as applicable, is not a trading day, the applicable per share closing trading price shall be the per share closing trading price on the trading day immediately preceding the applicable date of grant or date of vesting. On or before the forty-fifth day following the end of each month in which Post Transfer Vesting occurs, Chesapeake shall send an itemized invoice (in a form mutually agreed by Chesapeake and the General Partner) to the General Partner detailing all reimbursable costs and expenses pursuant to this Section 4.2(b). The General Partner shall, within 30 days of receipt, pay such invoice; provided, however, that in the event that any amounts invoiced are disputed by the General Partner, Chesapeake and the General Partner agree to resolve such dispute pursuant to the dispute mechanism under the Services Agreement (the “Dispute Mechanism”), as if such Services Agreement were in effect as of the date of such dispute. With respect to any disputed amounts that are determined to be owing to Chesapeake Management through the Dispute Mechanism, such amounts shall be paid within 10 days of such determination or such earlier or later time as provided in the Dispute Mechanism.

Section 4.3 Savings Plans.

(a) Prior to the Transfer Date the General Partner shall establish a 401(k) retirement savings plan that is intended to meet the qualification requirements of Section 401(a) of the Code (the “General Partner Savings Plan”) and, at such time, the form of the General Partner Savings Plan shall either be subject to a favorable opinion letter issued by the Internal Revenue Service (“IRS”) upon which the General Partner and its Subsidiaries are permitted to rely or the General Partner shall have applied for a favorable determination letter from the IRS and such determination letter, if applicable, shall be received by the General Partner prior to the Savings Plan Transfer Date (as defined below). Chesapeake Management and the General Partner shall select a date on or following the Transfer Date upon which the account balances of the Transferred Employees under the Chesapeake Savings Plan shall be transferred to the General Partner Savings Plan (such date, the “Savings Plan Transfer Date”). Prior to the Savings Plan Transfer Date, the General Partner shall provide to Chesapeake Management true and correct copies of the General Partner Savings Plan and the applicable IRS opinion or determination letter relating thereto. Upon the Savings Plan Transfer Date, Chesapeake Management shall cause the trustee of the trust established to fund the Chesapeake Savings Plan to transfer the account balances of the Transferred Employees under such plan, determined under the valuation method set forth in the Chesapeake Savings Plan as of the date of the transfer, to the trustee of the trust established to fund the General Partner Savings Plan in a trustee-to-trustee transfer and the General Partner Savings Plan shall accept such assets and the liabilities associated with such accounts. Such transfer shall be made in cash; provided, however, that, to the extent that the transferred account balances are invested in the common stock of Chesapeake on the Savings Plan Transfer Date, an in-kind transfer of such amounts shall be transferred in lieu of the transfer of cash; and provided further that, to the extent that, as of the Savings Plan

Transfer Date, any Transferred Employee owes any amount to the Chesapeake Savings Plan pursuant to the terms of a loan from the Chesapeake Savings Plan to such Transferred Employee, an in-kind transfer of such loan shall be made in lieu of the transfer of cash and, prior to the Savings Plan Transfer Date, Chesapeake shall amend the Chesapeake Savings Plan to permit such loan transfers.

(b) Between the Transfer Date and the Savings Plan Transfer Date, the General Partner and Chesapeake Management shall take all reasonable steps necessary and appropriate so that Transferred Employees who participated in the Chesapeake Savings Plan and who have loans outstanding from such plan as of the Transfer Date may continue to repay such loans using voluntary payroll deductions from their paychecks from the General Partner, and Chesapeake and Chesapeake Management agree to take those actions as are necessary to cause such loans not to go into default under the Chesapeake Savings Plan as a result of the employment transfers of Transferred Employees pursuant to Section 2.1(a) to the extent permitted by applicable Law.

Section 4.4 Welfare Benefits. Without limiting the generality of the above provisions, this Section 4.3 contains certain specific provisions regarding the provision of benefits under Welfare Benefit Plans, unemployment compensation benefits and workers compensation benefits.

(a) Except as specifically provided in this Section 4.4, and subject to the General Partner’s reimbursement obligations under the Secondment Agreement: (i) Chesapeake Management shall be solely responsible for (A) claims of Transferred Employees who, immediately prior to the Transfer Date, were employed by it as Seconded Employees and their eligible beneficiaries and dependents for workers compensation, unemployment compensation and under Welfare Benefit Plans that are incurred before the Transfer Date, and (B) claims relating to COBRA Coverage attributable to “qualifying events” occurring on or before the Transfer Date with respect to any Transferred Employees who, immediately prior to the Transfer Date, were employed by it as Seconded Employees and their eligible beneficiaries and dependents; and (ii) the General Partner and its Subsidiaries shall be solely responsible for (A) claims of Transferred Employees and their eligible beneficiaries and dependents for workers compensation and unemployment compensation benefits and claims under Welfare Benefit Plans that are incurred on or after the Transfer Date, and (B) claims relating to COBRA Coverage attributable to “qualifying events” occurring after the Transfer Date with respect to Transferred Employees and their beneficiaries and dependents. A medical/dental claim shall be considered incurred on the date when the medical services are rendered or medical supplies are provided, and not when the condition arose or when the course of treatment began. An unemployment compensation or workers compensation claim shall be considered incurred before the Transfer Date if the occurrence leading up to the claim occurs before the Transfer Date.

(b) Subject to applicable Law and the provisions of Section 2.1(a) and Articles III and IV of this Agreement, the General Partner shall use commercially reasonable efforts to provide that each Transferred Employee who is employed in an eligible job classification shall be immediately eligible to participate, without any waiting time (other than any eligibility limitations or waiting time as was in effect under the corresponding Benefit Plan), in any and all Welfare Benefit Plans sponsored by the General Partner for the benefit of

Transferred Employees (such plans, collectively, the “New Welfare Plans”) to the extent coverage under such New Welfare Plan replaces coverage under a similar Benefit Plan in which such Transferred Employee was previously eligible to participate (such plans, collectively, the “Old Welfare Plans”). For purposes of each New Welfare Plan providing group medical, dental, pharmaceutical and/or vision benefits (each a “New Group Health Plan” and collectively, the “New Group Health Plans”), the General Partner shall, subject to applicable Law, use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Group Health Plan to be waived for Transferred Employees and their eligible beneficiaries and dependents, to the extent such exclusions and restrictions did not apply under the applicable Old Welfare Plan. In addition, if the Transfer Date is a date other than December 31 of any calendar year with respect to any Transferred Employees, the General Partner further agrees, subject to applicable Law, to use commercially reasonable efforts to have any deductible, co-payment and out-of-pocket requirements under the New Group Health Plans waived to the extent that such requirements have been satisfied for such year under the corresponding Old Welfare Plan and otherwise have credit given under the New Group Health Plans for amounts paid under the corresponding Old Welfare Plans that provide group medical, dental, pharmaceutical and/or vision benefits (the “Old Group Health Plans”) for the calendar year in which the Transfer Date occurs as though such amounts had been paid in accordance with the terms and conditions of the New Group Health Plans, provided, and only to the extent that, each Transferred Employee (and his or her dependents and beneficiaries, as applicable) provides appropriate written consent for disclosure by the Old Group Health Plans to the General Partner or the New Group Health Plans upon their request.

(c) The Parties acknowledge and agree that all provisions contained in Section 2.1(a), Article III and this Article IV with respect to employees are included for the sole benefit of the respective Parties and shall not create any right in any other Person, including, without limitation, any employees, former employees, any participant in any Benefit Plan or General Partner Plan or any beneficiary thereof or any right to continued employment with any of the Parties or any Affiliate of any of the Parties, nor shall such provisions require any Party to continue or amend any particular benefit plan after the consummation of the transactions resulting in the formation of the Company or pursuant to this Agreement for any employee or former employee of any Party, and subject only to the obligations of the Parties to each other hereunder, any such plan may be amended or terminated in accordance with its terms and applicable Laws.

ARTICLE V

TERMINATION

Section 5.1 Termination. Notwithstanding the foregoing, either the General Partner or Chesapeake Management may terminate this Agreement upon notice to the other in the event that: (i) the Parties mutually agree to do so; (ii) such other Party materially breaches the Agreement and it fails to cure such material breach within one hundred and twenty (120) days following written notice of such breach; or (iii) such other Party becomes insolvent.

Section 5.2 Effect of Termination. Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement will terminate; provided, however, that termination will not affect or excuse the performance of either Party under any provision of this

Agreement that by its terms survives termination (including, without limitation, obligations to make payment for services provided or liabilities incurred prior to the effective date of such termination). Notwithstanding anything to the contrary herein, the following provisions of this Agreement will survive the termination of this Agreement indefinitely: Articles IV, V and VI.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Accuracy of Recitals. The paragraphs contained in the recitals to this Agreement are incorporated in this Agreement by this reference, and the Parties to this Agreement acknowledge the accuracy thereof.

Section 6.2 Choice of Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to principles of conflicts of laws except the Parties recognize that to the extent that any term of this Agreement must be interpreted in light of the law of the state in which a Seconded Employee or Transferred Employee is employed, such term shall be interpreted accordingly.

Section 6.3 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable courier or by telecopier, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt, if delivered personally or sent by reputable courier service, or on the automatic telecopier receipt, if sent by telecopier, addressed as follows:

Chesapeake Midstream Management, L.L.C.

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attn: Nick Dell’Osso

Fax: (405) 849-6125

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attn: Nick Dell’Osso

Fax: (405) 849-6125

Chesapeake Midstream GP, L.L.C.

777 NW Grand Boulevard

Oklahoma City, Oklahoma 73118

Attn: J. Mike Stice

Fax: (405) 849-6134

and

Attn: Dave Shiels

Fax: (405) 849-6224

Chesapeake MLP Operating, L.L.C.

777 NW Grand Boulevard

Oklahoma City, Oklahoma 73118

Attn: J. Mike Stice

Fax: (405) 849-6134

and

Attn: Dave Shiels

Fax: (405) 849-6224

With a copy to:

Global Infrastructure Partners

12 East 49th Street

38th Floor

New York City, NY 10017

Attn: Salim Samaha

Fax: (646) 282-1599

With a copy to:

Global Infrastructure Management UK Limited

Cardinal Place, 80 Victoria Street

London SW1E 5JL

United Kingdom

Attn: Joseph Blum

Fax: +44 207 798 0530

With a copy to:

Latham & Watkins LLP

885 Third Avenue

New York City, NY 10022

Attn: Edward Sonnenschein

Fax: (212) 751-4864

With a copy to:

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, TX 77002-6760

Attn: Dorene B. Cohen

Fax: (713) 615-5974

A Party may change its address for the purposes of notices hereunder by giving notice to the other Parties specifying such changed address in the manner specified in this Section 6.3.

Section 6.4 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

Section 6.5 Entire Agreement. This Agreement, together with the other Transaction Documents, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby or in the other Transaction Documents, whether oral or written. Without limiting the foregoing, each of the Parties acknowledges and agrees that (i) this Agreement is being executed and delivered in connection with each of the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) the performance of this Agreement and the other Transaction Documents and expected benefits herefrom and therefrom are a material inducement to the willingness of the Parties to enter into and perform this Agreement and the other Transaction Documents and the transactions described herein and therein, (iii) the Parties would not have been willing to enter into this Agreement in the absence of the entrance into, performance of, and the economic interdependence of, the other Transaction Documents, (iv) the execution and delivery of this Agreement and the other Transaction Documents and the rights and obligations of the Parties hereto and thereto are interrelated and part of an integrated transaction effected pursuant to the terms of this Agreement and the other Transaction Documents, (v) irrespective of the form such documents have taken, or otherwise, the transactions contemplated by this Agreement and the other Transaction Documents are necessary elements of one and the same overall and integrated transaction, (vi) the transactions contemplated by this Agreement and by the other Transaction Documents are economically interdependent and (vii) such Party will cause any of its successors or permitted assigns to expressly acknowledge and agree to this Section 6.5 prior to any assignment or transfer, by operation of law or otherwise.

Section 6.6 No Recourse. No Party hereto nor any Affiliate of a Party hereto shall assert or threaten, and each Party hereto hereby waives, and shall cause such Affiliates to waive, any claim or other method of recovery, in contract, in tort or under applicable Law, against any Person that is not a Party hereto (or a successor to a Party hereto) relating to this Agreement. Without limiting the foregoing, and notwithstanding any other provision of this Agreement to the contrary, this Agreement may be enforced only against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto; and no past, present or future Affiliate of any party hereto, or any director, manager, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any such party or Affiliate (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any Liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 6.7 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 6.8 Amendment or Modification; Release of COI. This Agreement may be amended or modified from time to time only by the written agreement of Chesapeake and the General Partner. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement. The signatory Parties acknowledge and agree that, from and after the Effective Time, COI is hereby released from any future obligations under the Original Agreement. COI is a Party to this Agreement solely for purposes of acknowledging its release from future obligations in accordance with this Agreement but, from and after the Effective Time, COI shall have no rights or obligations under this Agreement and it shall not be considered a Party to this Agreement for any other purpose.

Section 6.9 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 6.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 6.11 Force Majeure. To the extent any Party is prevented by Force Majeure from performing its obligations, in whole or in part, under this Agreement, and if such Party (“Affected Party”) gives notice and details of the Force Majeure to the other Parties as soon as reasonably practicable, then the Affected Party shall be excused from the performance with respect to any such obligations (other than the obligation to make payments). Each notice of Force Majeure sent by an Affected Party to the other Parties shall specify the event or circumstance of Force Majeure, the extent to which the Affected Party is unable to perform its obligations under this Agreement, and the steps being taken by the Affected Party to mitigate and to overcome the effects of such event or circumstances. The non-Affected Parties shall not be required to perform their obligations to the Affected Party corresponding to the obligations of the Affected Party excused by Force Majeure (including, for the avoidance of doubt, the payment of fees or other amounts with respect to any affected Seconded Employees). A Party prevented from performing its obligations due to Force Majeure shall use commercially reasonable efforts to mitigate and to overcome the effects of such event or circumstances and shall resume performance of its obligations as soon as practicable. In their efforts to mitigate and overcome the effects of the Force Majeure, and in their efforts to resume performance, Chesapeake Management shall treat the General Partner the same as any other internal or external service recipient of the affected Seconded Employee services, if any. “Force Majeure” means any act of God, fire, flood, storm, explosion, terrorist act, rebellion or insurrection, loss of electrical power, computer system failures, illegality, strikes and labor disputes or any similar event or circumstance that prevents a Party from performing its obligations under this Agreement, but only if the event or circumstance: (a) is not within the reasonable control of the Affected Party; (b) is not the result of the fault or negligence of the Affected Party; and (c) could not, by the exercise of due diligence, have been overcome or avoided.

Section 6.12 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

Section 6.13 Titles and Headings. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Section 6.14 Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

Section 6.15 Time of the Essence. Time is of the essence in the performance of this Agreement.

Section 6.16 Delay or Partial Exercise Not Waiver. No failure or delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document. The waiver by either Party of a breach of any provisions of this Agreement will not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

Section 6.17 Withholding or Granting of Consent. Unless otherwise provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Section 6.18 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable Law.

Section 6.19 Third Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties. Each of the Parties hereto specifically intends that CMV and each entity comprising the MLP Group, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. Except as set forth in this Section 6.19, the provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of Chesapeake Management or a member of the MLP Group or other Person (including any Transferred Employee or other employee or service provider of any Party or any Affiliate thereof) shall have the right, separate and apart from the Parties, CMV and the members of the MLP Group, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 6.20 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Party.

Section 6.21 Signatories Duly Authorized. Each of the signatories to this Agreement represents that he is duly authorized to execute this Agreement on behalf of the Party for which he is signing, and that such signature is sufficient to bind the Party purportedly represented.

Section 6.22 Role of the Company From and After the Effective Time. The Parties hereby acknowledge and agree that, from and after the Effective Time, the General Partner shall succeed to and assume all of the Company’s rights and obligations under this Original Agreement as reflected in this Agreement. The Company is a Party to this Agreement solely for purposes of acknowledging the transfer of its rights and obligations in accordance with this Agreement but, from and after the Effective Time, the Company shall have no rights (except as otherwise provided in Section 6.19) or obligations under this Agreement and it shall not be considered a Party to this Agreement for any other purpose.

[Signature Page Follows]

AS WITNESS HEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date herein above mentioned.

CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C.

By:
Name:	Domenic J. Dell’Osso
Title:	Chief Financial Officer

CHESAPEAKE ENERGY CORPORATION

By:
Name:	Jennifer M. Grigsby
Title:	Senior Vice President, Treasurer and Corporate Secretary

CHESAPEAKE MIDSTREAM GP, L.L.C.

By:
Name:	J. Mike Stice
Title:	Chief Executive Officer

EXECUTED by Chesapeake MLP Operating, L.L.C. for the limited purposes provided in Section 6.22.

CHESAPEAKE MLP OPERATING, L.L.C.

By:
Name:	J. Mike Stice
Title:	Chief Executive Officer

EXECUTED by Chesapeake Operating, Inc. for the limited purposes provided in Section 6.8.

CHESAPEAKE OPERATING, INC.

By:
Name:
Title:

Signature Page

Amended & Restated Employee Transfer Agreement

Exhibit 1

Form of Amended and Restated Employee Secondment Agreement

Exhibit 1